EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Black Ridge Acquisition Corp. (the “Company”) on Form S-1, of our report dated June 9, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Black Ridge Acquisition Corp. as of May 31, 2017 and for the period from May 9, 2017 (inception) through May 31, 2017, appearing in Amendment No. 2 to the Registration Statement of Black Ridge Acquisition Corp. on Form S-1, File No. 333-220516.

/s/ Marcum llp

Marcum llp

New York, NY

October 4, 2017